PROELITE PARTNERS WITH IMG MEDIA

-- Exclusive Distribution Agreement Opens ProElite’s Mixed Martial Arts Brands,
World-Class Fighters to Millions of Fans Globally --

(LOS ANGELES) November 29, 2007 - ProElite, Inc. [PELE.PK], a sports, entertainment and media company dedicated to producing world-class mixed martial arts (MMA) events, today announced it will partner with IMG Media, a division of New York-based IMG, to exclusively distribute ProElite's program library, as well as future event programming to IMG Media's worldwide audience.

Under the terms of the deal, IMG will help utilize ProElite's vast live and archived MMA video content offerings, including live television rights to future events as well as over 800 hours of fight footage from ProElite-branded promotions such as EliteXC, King of the Cage, Icon Sport, Rumble World Entertainment, UK-based Cage Rage, South Korean-based SpiritMC, and Grapplers Quest.

In addition to distributing video content internationally, IMG will also assist ProElite in securing international sponsorship as well as serve as a production partner to develop certain MMA-related content.

"Mixed-martial arts is one of the fastest growing and most dynamic sports around, and IMG Media is excited to work with a market leader like ProElite to bring the company's world-class programming and related content to an international audience," said Chris Albrecht, President, IMG Global Media.

Under specific terms of the exclusive deal, IMG will also be granted international DVD distribution rights and serve ProElite as a media consultant for branding as well as for packaging, positioning, and marketing events and programming.

"Combining IMG Media's 40-years of expertise in global rights management across a variety of media, television, radio, mobile and broadband, with ProElite's growing global audience and expansive roster of mixed-martial arts events, makes this collaboration a win-win proposition for both organizations," said Michel Masquelier, Executive Vice President, Global Distribution, IMG Media.

ProElite believes the strategic partnership will allow the company to continue to grow the sport of MMA and gain acceptance globally. IMG's extensive distribution reach puts the ProElite brand in a position to be seen by millions of MMA fans worldwide.

"Through our recent acquisitions, ProElite now has a foothold in North America, Europe, and Asia," said ProElite CEO Douglas DeLuca. "Our new relationship with IMG will not only allow us to increase our market penetration in our existing territories but also allow us to expand our footprint into every continent by as soon as mid-2008. MMA is one of the few sports in existence that has a global appeal and ProElite is well on its way to building a global powerhouse through its live events and the ProElite.com social networking community."

Financial terms of the agreement were not disclosed.

About ProElite, Inc. (www.proeliteinc.com)

ProElite, Inc. delivers the most exciting entertainment experience in the world of mixed martial arts (MMA) with live arena-based entertainment events, cable television programming on Showtime Networks and community-driven interactive broadband entertainment via the Internet. ProElite embraces MMA with the highest levels of honor, integrity, discipline and self-esteem, all the while remaining inclusive for fighters, fans and schools [elitexc.com]. ProElite’s live fight division, EliteXC, delivers spectacular live MMA fight events that showcase the world’s top fighters. ProElite’s interactive business, ProElite.com, capitalizes on the growing popularity of the sport of mixed martial arts by building a community of mixed martial arts enthusiasts. In addition to streaming the most exciting live fights to the web, ProElite expands the fan base of the sport by providing a comprehensive set of online social networking tools for fans, fighters and organizations. ProElite.com - Empowering the Fight Community TM.

About IMG

IMG is the world's premier sports, entertainment and media enterprise. Operating in 30 countries, IMG's diverse businesses include: consulting services; event ownership and management; fashion events and models representation; licensing; golf course design; and client representation in golf, tennis, broadcasting, speakers, European football, rugby, cricket, motor sports, coaching, Olympic sports and action sports. IMG Academies are the world's largest and most advanced multi-sport training and educational facilities, delivering world-class sports training experiences to more than 12,000 junior, collegiate, adult, and professional athletes each year.

IMG's media and entertainment operations include content production subsidiaries Darlow Smithson Productions, Tiger Aspect Productions and Tigress. Globally, IMG produces and distributes more than 11,000 hours of sports, documentary, drama, comedy, entertainment, popular factual and children's content annually. IMG also represents the broadcast rights to many of the world's premier sporting events and has the world's largest sports archive with more than 250,000 hours of footage.

Forstmann Little & Co. purchased IMG in 2004.

More information about IMG is available at www.imgworld.com.

For more information, contact:

ProElite Inc.

PondelWilkinson Inc.
Evan Pondel/David Stankunas
310-279-5980
epondel@pondel.com/dstankunas@pondel.com

IMG

Jim Gallagher
(212) 774-4419
jim.gallagher@imgworld.com

Brian Weiss
212-774-6782
brian.weiss@imgworld.com